UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 23, 2005
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McDONALD'S CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-5231	36-2361282
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

____________________________

One McDonald's Plaza
Oak Brook, Illinois
(Address of Principal Executive Office)

60523
(Zip Code)
_______________________________

Registrant's Telephone Number, Including Area Code: (630) 623-3000

_______________________________

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
     (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
     (17 CFR 240.13e-4(c))

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1.01. Entry into a Material Definitive Agreement.

(a)	On March 23, 2005, the Compensation Committee of the Board of Directors of McDonald’s Corporation (the "Company") approved an increase in the target benefit payable to Ralph Alvarez under the Company’s long-term cash bonus plan ("CPUP") for the period ending on December 31, 2006 as a result of his promotion to President - North America in early 2005. Mr. Alvarez’s target benefit under the terms of the CPUP was increased from $670,000 to $870,000 (prorated based upon an effective date for the adjustment of January 1, 2005). Under the terms of the CPUP, the amount of the target benefit to be received by Mr. Alvarez will be adjusted by financial performance factors for the Company, including compounded annual constant currency operating income growth and average return on total assets, during the relevant time period.

(b)	On March 24, 2005, the Board of Directors of the Company (the "Board") approved an amendment to the Directors’ Stock Plan reflecting an increase in the annual Stock Equivalent Benefit accrued for each Director from $30,000 to $60,000 beginning in 2005.

5.02.	Departure of Directors or Principal Officers; Election of Directors;
Appointment of Principal Officers.

On March 24, 2005, the Board approved a slate of nominees for Directors to be elected by the shareholders of the Company at the Annual Shareholders’ Meeting to be held on May 11, 2005. Hall Adams, Jr. was approved as a nominee to stand for election as a Director to hold office for a three-year term expiring in 2008. If elected, Mr. Adams would be expected to retire as a member of the Board at the 2007 Annual Shareholders’ Meeting in accordance with the Company’s Corporate Governance Principles (the "Principles"). The Principles provide that a Director is expected to retire on date of the Shareholders’ Meeting immediately following his or her 73rd birthday. The Principles can be found at www.governance.mcdonalds.com.

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SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McDONALD'S CORPORATION (Registrant)

Date:	March 25, 2005	By: /s/ Denise A. Horne
Denise A. Horne Vice President, Associate General Counsel and Assistant Secretary

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